BERKSHIRE INCOME REALTY ANNOUNCES
DELISTING FROM NYSE MKT

BOSTON, MASSACHUSETTS - - October 29, 2015 - - Berkshire Income Realty LLC (NYSE MKT: “BIR_pa”, “BIRPRA”, “BIR-A”, “BIR.PR.A”), formerly known as Berkshire Income Realty, Inc. (“Berkshire” or the “Company”), announces that NYSE MKT LLC (“NYSE MKT”) has filed a Form 25 (Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934 (the "1934 Act")) with the U.S. Securities and Exchange Commission (the “SEC”) to withdraw the Company’s 9% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) from listing on the NYSE MKT. The Company expects the delisting will be effective approximately 10 days from the filing of the Form 25.
The delisting is a result of the completion of the Company’s previously announced redemption (the “Redemption”) of all of its issued and outstanding shares of the Series A Preferred Stock and the conversion of the Company into a limited liability company organized under the laws of Maryland, each effective as of 12:00 p.m. on October 28, 2015 (the “Effective Time”).

The Company
The Company was a Real Estate Investment Trust (“REIT”) whose objective was to acquire, own, operate, develop and rehabilitate multifamily apartment communities. The Company owns interests in ten multifamily apartment communities and three multifamily development projects, of which three are located in Dallas, Texas; two are located in the Baltimore/Washington, D.C. metropolitan area; and one is located in each of Atlanta, Georgia; Houston, Texas; Sherwood, Oregon; Philadelphia, Pennsylvania; Walnut Creek, California; Denver, Colorado; Redmond, Washington; and Boston, Massachusetts. The Company also owns interests in two unconsolidated multifamily entities.

Forward Looking Statements
With the exception of the historical information contained in this release, the matters described herein may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements about apartment rental demand and fundamentals, involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, changes in economic conditions generally and the real estate and bond markets specifically, especially as they may affect rental markets, legislative/regulatory changes (including changes to laws governing the taxation of REITs), possible sales of assets, the acquisition restrictions placed on the Company by an affiliated entity, Berkshire Multifamily Value Plus Fund III, LP, availability of capital, interest rates and interest rate spreads, changes in accounting principles generally accepted in the United States of America and policies and guidelines applicable to REITs, those set forth in Part I, Item 1A - Risk Factors of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.

Contact Information:
Berkshire Income Realty LLC
One Beacon Street, Suite 1500
Boston, Massachusetts 02108

Attention: Elvira Hadzihasanovic
Telephone: 1-617-646-2318
E-mail: elvira.hadzihasanovic@berkshire-group.com
Facsimile: 1-617-574-8312

Berkshire Group | One Beacon Street, Suite 1500 | Boston, MA 02108 | T 617.646.2300 | F 617.646.2370
www.berkshire-group.com